Exhibit 2.2
EXECUTION COPY
HealthSouth Corporation
One HealthSouth Parkway
Birmingham, Alabama 35243
May 1, 2007
Select Medical Corporation
4716 Old Gettysburg Road
Mechanicsburg, PA 17055
Ladies and Gentlemen:
     Reference is hereby made to that certain Stock Purchase Agreement (the “Stock Purchase Agreement”), dated as of January 27, 2007, by and between HealthSouth Corporation (“Seller”) and Select Medical Corporation ( “Buyer”). Capitalized terms used herein and not otherwise defined shall have the respective meanings ascribed to them in the Stock Purchase Agreement.
     This letter agreement (this “Letter Agreement”) shall confirm that, in consideration of the mutual agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer hereby agree as follows:
          1. Medicare CHOWs
     Notwithstanding anything to the contrary in the Stock Purchase Agreement or the Disclosure Letter, Buyer and Seller acknowledge and agree that as a result of the asset transfers of certain Going Facilities in connection with the Restructuring Transactions (the “Outlier Facilities”), including, without limitation, the Going Facilities that are listed on Schedule A attached hereto, there may be a delay in the processing of Medicare billings for such Outlier Facilities. As to any Outlier Facility, (a) the aggregate amount of Medicare billings such Outlier Facility has not submitted for payment because of the foregoing is referred to herein as “Held Billings”, (b) the date such Outlier Facility has received both (i) a tie-in notice from Medicare (including, if necessary, a Medicare Regional Office or Fiscal Intermediary) indicating that the change of ownership in connection with the Restructuring Transactions is approved thereby permitting Held Billings to be submitted for payment and paid and (ii) if necessary, any state survey agency approvals or notices required to permit Held Billings to be submitted for payment and paid, is referred to herein as the “Tie-In Notice Date” and (c) the last to be obtained of the notices and approvals referred to in clause (b) of this sentence, to the extent applicable, is referred to as the “Tie-In Notice.” Collectively, the foregoing effects are referred to below as the “CHOW Cash Flow Impact”.

Select Medical Corporation
May 1, 2007

     Buyer desires to be made whole, and Seller desires to make Buyer whole, in accordance with the provisions of this Letter Agreement, for the CHOW Cash Flow Impact arising directly from the delay in Buyer’s receipt of payment of Held Billings with respect to the Outlier Facilities from the Closing Date through the Tie-In Notice Date for each Outlier Facility. In that connection, Buyer and Seller agree that Buyer will hold back $250,000 (the “CHOW Holdback Amount”) from the Initial Purchase Price payable at the Closing pursuant to Sections 1.2 and 1.5(a) of the Stock Purchase Agreement until the CHOW Holdback Amount is released in accordance with the terms hereof. Each of Buyer and Seller agrees to use commercially reasonable efforts to pursue receipt of Tie-In Notices.
     In the event that Tie-In Notices with respect to all Outlier Facilities shall have been received prior to the ninetieth (90th) calendar day following the Closing Date (the “Three Month Anniversary”), then, on the Three Month Anniversary, Buyer shall pay to Seller, in cash by wire transfer of immediately available funds to a bank account designated in writing by Seller (the “Seller Account”), an amount (the “Seller Release Amount”) equal to the excess, if any, of the CHOW Holdback Amount over the sum of the Interest Amount (as hereinafter defined) for all Outlier Facilities. As used herein, the “Interest Amount” shall mean an amount, for each Outlier Facility, equal to the product of (i) the quotient determined by dividing the aggregate amount of Held Billings with respect to such Outlier Facility as of the Tie-In Notice Date for such Outlier Facility by 2, (ii) multiplied by the Interest Rate, and (iii) multiplied by a fraction, the numerator of which is equal to the actual number of days elapsed between the Closing Date and the Tie-In Notice Date for such Outlier Facility and the denominator of which is equal to 365.
     In the event that Tie-In Notices with respect to all Outlier Facilities shall not have been received prior to the Three Month Anniversary, Buyer and Seller shall negotiate in good faith to enter into a mutually agreeable arrangement with respect to Seller making Buyer whole for the CHOW Cash Flow Impact to Buyer arising directly from the delay in Buyer’s receipt of payment of Held Billings following the Closing. In addition, in the event that ownership and control of the Retained Facilities (as hereinafter defined) shall be transferred to Buyer pursuant to paragraph 3 hereof prior to the release of the CHOW Holdback Amount, then if, as of the date of such transfer, Tie-In Notices shall not have been received with respect to those Retained Facilities so transferred, for which Medicare change of ownership filings have been made, then such Retained Facilities shall thereafter be treated as Outlier Facilities for purposes of this paragraph 1 (except that, for purposes of the definition of the “Interest Amount” for such Retained Facilities, references in such definition to the Closing Date shall be replaced with the date of transfer of such Retained Facility to Buyer pursuant to paragraph 3 hereof).
     Buyer shall be entitled to retain the excess of the CHOW Holdback Amount over the Seller Release Amount (or such other amount as shall be released after the Three Month Anniversary pursuant to the mutually agreeable arrangement set forth in the first sentence of the immediately preceding paragraph, to the extent applicable). The Initial Purchase Price and the Purchase Price shall be reduced by the amount retained by Buyer in accordance with the foregoing sentence. Buyer and Seller acknowledge and agree that except as specifically provided

Select Medical Corporation
May 1, 2007

in this paragraph 1, the CHOW Holdback Amount shall not be subject to any other right of set-off, nor be subject to any defenses, off-set or recoupment by Buyer in respect of any other right of Buyer or any other amounts that Buyer shall claim to be entitled pursuant to the Stock Purchase Agreement.
     Buyer and Seller acknowledge and agree that the CHOW Cash Flow Impact shall not constitute a breach or violation of any representation, warranty or covenant contained in the Stock Purchase Agreement or a non-fulfillment of any condition to Closing set forth in Articles VII through IX of the Stock Purchase Agreement.
          2. UVA Facilities
     Notwithstanding anything to the contrary in the Stock Purchase Agreement or the Disclosure Letter, Buyer and Seller agree that the facility listed under “Staying” in Schedule B attached hereto shall be treated for all purposes under the Stock Purchase Agreement as a Staying Clinic within the meaning of Section 2.4(b) of the Stock Purchase Agreement and paragraph 3 of Section 2.4(b) of the Disclosure Letter, Buyer shall acquire no right, interest or title in or to such facility, and the employees of Seller and its Subsidiaries who are employed at such facility shall remain employees of Seller or its Subsidiaries at Closing and shall not be treated as Division Offerees. Prior to Closing, Seller shall take all action necessary to cause all equity interests in and to, and other assets of, and all liabilities arising out of or related to, the facility listed under “Staying” in Schedule B to be transferred to and assumed by Seller or a Subsidiary of Seller, other than a Division Entity. Notwithstanding anything to the contrary in the Stock Purchase Agreement, Buyer’s continued ownership and operation of the Staying Clinic listed under “Staying” in Schedule B attached hereto shall not constitute a violation of Section 5.11 of the Stock Purchase Agreement.
     In consideration of Buyer’s willingness to treat the facility listed under “Staying” on Schedule B as a Staying Clinic, Seller and Buyer have agreed (a) to seek to negotiate in good faith during the sixty (60) days following the Closing Date, with respect to the five facilities listed under “Buyer Managed Facilities” in Schedule B attached hereto (the “Substituted Facilities”), to either provide for the transfer to Buyer of the Substituted Facilities on mutually acceptable terms or enter into a “turn-key” Management Agreement, providing that Buyer shall manage the Substituted Facilities, which Management Agreement shall be in form and substance mutually acceptable to Seller and Buyer, including as to the amount of compensation to Buyer thereunder (the “Management Agreement”), (b) to reduce the Initial Purchase Price payable by Buyer at the Closing pursuant to Sections 1.2 and 1.5(a) of the Stock Purchase Agreement by an aggregate amount of One Million Eight Hundred Thousand Dollars ($1,800,000) and (c) that Buyer will hold back One Million Eight Hundred Thousand Dollars ($1,800,000) (the “UVA Holdback Amount”) from the Initial Purchase Price payable at the Closing pursuant to Sections 1.2 and 1.5(a) of the Stock Purchase Agreement until the UVA Holdback Amount is released in accordance with the terms hereof. Neither Buyer nor Seller shall be obligated to agree to the transfer of the Substituted Facilities or the entering into of the Management Agreement with respect thereto.

Select Medical Corporation
May 1, 2007

     If Seller and Buyer shall agree to transfer the Substituted Facilities to Buyer or enter into the Management Agreement, each of Seller and Buyer shall use its commercially reasonable efforts, prior to such transfer or entering into of the Management Agreement, to cause the Substituted Facilities to become non-provider based facilities, including making all Filings with, and seeking all Consents of, Governmental Authorities required in connection therewith. Upon such transfer of the Substituted Facilities to Buyer or entering into the Management Agreement and provided that prior thereto all Filings with, and Consents of, Governmental Authorities with respect to the Substituted Facilities becoming non-provider based facilities shall have been made and obtained, (i) Buyer shall pay to Seller, in cash by wire transfer of immediately available funds to the Seller Account, an amount equal to the UVA Holdback Amount and (ii) Buyer shall make “at will” offers of employment to all employees of Seller and its Subsidiaries who are employed at the Substituted Facilities in accordance with Article VI of the Stock Purchase Agreement, each of whom shall constitute Division Offerees for all purposes of Article VI of the Stock Purchase Agreement. If Buyer and Seller enter into the Management Agreement, the Substituted Facilities shall thereafter continue to be owned by Seller, but shall be managed by Buyer upon the terms and conditions set forth in the Management Agreement
     If Seller and Buyer shall not agree to transfer the Substituted Facilities to Buyer or enter into the Management Agreement within sixty (60) days following the Closing Date, Buyer shall be entitled to retain the UVA Holdback Amount and the Initial Purchase Price and the Purchase Price shall be reduced by the UVA Holdback Amount. Buyer and Seller acknowledge and agree that the UVA Holdback Amount shall not be subject to any right of set-off, nor be subject to any defenses, off-set or recoupment by Buyer in respect of any other right of Buyer or any other amounts that Buyer shall claim to be entitled pursuant to the Stock Purchase Agreement.
     Buyer and Seller acknowledge and agree that the failure of the facility listed under “Staying” in Schedule B hereto to be included as a Going Clinic shall not constitute a breach or violation of any representation, warranty or covenant contained in the Stock Purchase Agreement or a non-fulfillment of any condition to Closing set forth in Articles VII through IX of the Stock Purchase Agreement.
          3. CON Approvals
     Notwithstanding anything to the contrary in the Stock Purchase Agreement or the Disclosure Letter, Buyer and Seller agree that, as of immediately prior to Closing, Certificate of Need (“CON”) approvals for the Going Facilities listed in Schedule C attached hereto (the “Retained Facilities”) have neither been received from, nor determined to be unnecessary by, the respective states under which such facilities are listed in Schedule C. Notwithstanding anything to the contrary in the Stock Purchase Agreement or the Disclosure Letter, Buyer and Seller agree that the Retained Facilities listed in Schedule C attached hereto shall be treated for all purposes

Select Medical Corporation
May 1, 2007

under the Stock Purchase Agreement as a Staying Clinic within the meaning of Section 2.4(b) of the Stock Purchase Agreement and paragraph 3 of Section 2.4(b) of the Disclosure Letter, and Buyer shall acquire no right, interest or title in or to such Retained Facilities unless and until transferred to Buyer in accordance with this paragraph 3. Prior to Closing, Seller shall take all action necessary to cause all equity interests in and to, and other assets of, and all liabilities arising out of or related to the Retained Facilities to be transferred to and assumed by Seller or a Subsidiary of Seller, other than a Division Entity.
     Seller and Buyer have agreed with respect to the Retained Facilities, that Seller will continue to own and control each such Retained Facility during the Regulatory Approval Period (as hereinafter defined) for such Retained Facility, but that (a), with respect to the Retained Facilities located in the State of Connecticut, as set forth in Schedule C hereto (the “Connecticut Retained Facilities”), each Retained Facility will be staffed by employees of Buyer during the Regulatory Approval Period upon the terms and conditions set forth in the Staffing Agreement attached hereto as Exhibit II (the “Staffing Agreement”) and (b) with respect to the Retained Facility located in the District of Columbia, as set forth in Schedule C (the “DC Retained Facility”), Buyer and Seller shall enter into a management agreement (the “DC Management Agreement”) attached hereto as Exhibit III. Notwithstanding the foregoing, Buyer shall make “at will” offers of employment to all employees of Seller and its Subsidiaries who are employed at the Retained Facilities in accordance with Article VI of the Stock Purchase Agreement, each of whom shall constitute Division Offerees for all purposes of Article VI of the Stock Purchase Agreement. As used herein, “Regulatory Approval Period” shall mean a period, with respect to each Retained Facility, beginning on the Closing Date and continuing until such time as either (i) the CON approval is issued with respect to such Retained Facility by the applicable state authority, (ii) the applicable state authority determines that CON approval is not required, (iii) if CON approval is determined to be necessary and such approval is ultimately denied for such Retained Facility and either (a) an appeal is filed, or (b) Seller provides Buyer with notice of its intent to terminate or otherwise dispose of such Retained Facility, the Regulatory Approval Period shall terminate on the earliest of the date on which (x) a final, non-appealable decision is issued with respect to the appeal by a court of competent jurisdiction upholding the denial, (y) the date upon which Seller withdraws such appeal in order to terminate or otherwise dispose of the Retained Facility (which date shall be specified by Seller in written notice to Buyer) or (z) the date upon which Buyer requests Seller to withdraw such appeal (which date shall be following the nine month anniversary of the Closing Date and shall be specified by Buyer in a written notice to Seller).
     During the period from the Closing Date through the date upon which any Retained Facility is transferred to Buyer pursuant to this paragraph 3, all revenues from such Retained Facility shall be deposited into a bank account in the name of Seller ( the “Lockbox Account”). During the period from the Closing Date through the date upon which any Retained Facility is transferred to Buyer pursuant to this paragraph 3, disbursements shall be paid from such Lockbox Account in accordance with the Staffing Agreement and the DC Management

Select Medical Corporation
May 1, 2007

Agreement. In the event that the amount in the Lockbox Account shall be insufficient to pay Buyer the amounts due under the Staffing Agreement and the DC Management Agreement, Seller shall reimburse Buyer directly for such shortfall.
     During the period from the Closing Date through the date upon which any Retained Facility is transferred to Buyer pursuant to this paragraph 3, each of Buyer and Seller shall conduct operations with respect to such Retained Facility in the ordinary course of business, consistent with past practices.
     In furtherance of the foregoing arrangement, at the Closing, Buyer and Seller agree that Buyer will hold back Twenty Three Million Four Hundred Thousand Dollars ($23,400,000) (the “CON Holdback Amount”) from the Initial Purchase Price payable at the Closing pursuant to Sections 1.2 and 1.5(a) of the Stock Purchase Agreement until the CON Holdback Amount is released in accordance with the terms hereof.
     On the last day of the month in which CON approval is received from the applicable state authority or notice is received from the applicable state authority that CON approval is not required, (a) with respect to the DC Retained Facility or (b) with respect to the Connecticut Retained Facilities representing at least seventy five percent (75%) of the aggregate EBITDA for all Connecticut Retained Facilities (as set forth on Schedule C), then, (i) Seller shall, pursuant to instruments of assignment reasonably acceptable to Buyer, transfer to Buyer free and clear of all Liens (other than Permitted Liens), ownership and control of such Retained Facilities for which the CON approval from the applicable state authority was received or deemed to be unnecessary (together with the assets and liabilities that relate to the operations thereof that, pursuant to the terms of the Stock Purchase Agreement, are of the type that would have been transferred to Buyer had such Retained Facility been transferred at the Closing), (ii) with respect to the Connecticut Retained Facilities, Buyer shall pay to Seller, in cash by wire transfer of immediately available funds to the Seller Account, an amount equal to the CON Holdback Amount multiplied by a fraction, the numerator of which is the EBITDA for such Connecticut Retained Facilities, as set forth on Schedule C hereto, and the denominator of which is the aggregate amount of EBITDA for all Connecticut Retained Facilities, as set forth on Schedule C hereto, (iii) the Staffing Agreement or DC Management Agreement in the case of the DC Retained Facility shall terminate with respect to each Retained Facility so transferred and (iv) subject to the payment of such amounts required to be paid under the Staffing Agreement and the DC Management Agreement, Seller shall be entitled to retain the amount contained in the Lockbox Account that arises out of or relates to such Retained Facilities.
     If there is a transfer of some but not all Connecticut Retained Facilities pursuant to the immediately foregoing paragraph, on the last day of the month in which CON approval is received from the applicable state authority for any other Connecticut Retained Facilities or receipt of notice from the applicable authority that CON approval is not required, (i) Seller shall, pursuant to instruments of assignment reasonably acceptable to Buyer, transfer to Buyer free and clear of all Liens (other than Permitted Liens) ownership and control of such Connecticut

Select Medical Corporation
May 1, 2007

Retained Facility for which the CON approval from the applicable state authority was received or deemed to be unnecessary (together with the assets and liabilities that relate to the operations thereof that, pursuant to the terms of the Stock Purchase Agreement, are of the type that would have been transferred to Buyer had such Retained Facility been transferred at the Closing), (ii) Buyer shall pay to Seller, in cash by wire transfer of immediately available funds to the Seller Account, an amount equal to the CON Holdback Amount multiplied by a fraction, the numerator of which is the EBITDA for such Connecticut Retained Facility, as set forth on Schedule C hereto, and the denominator of which is the aggregate amount of EBITDA for all Connecticut Retained Facilities, as set forth on Schedule C hereto, (iii) the Staffing Agreement shall terminate with respect to each Connecticut Retained Facility so transferred and (iv) subject to the payment of such amounts required to be paid under the Staffing Agreement and the DC Management Agreement, Seller shall be entitled to retain the amount contained in the Lockbox Account that arises out of or relates to such Connecticut Retained Facility.
     If CON approval is determined to be necessary for any Connecticut Retained Facility and such approval is ultimately denied for such Connecticut Retained Facility and either (a) an appeal is filed, or (b) Seller provides Buyer with notice of its intent to terminate or otherwise dispose of such Connecticut Retained Facility or (c) Buyer notifies Seller following the nine month anniversary of the Closing Date of Buyer’s intent to cease pursuing an appeal for such Connecticut Retained Facility, then, upon the earliest of the date on which (x) a final, non-appealable decision is issued with respect to the appeal by a court of competent jurisdiction upholding the denial, (y) the date upon which Seller withdraws such appeal in order to terminate or otherwise dispose of the Connecticut Retained Facility (which date shall be specified by Seller in written notice to Buyer), or (z) the date upon which Buyer requests Seller to withdraw such appeal (which date shall not be prior to the nine month anniversary of the Closing Date and shall be specified by Buyer in a written notice to Seller), then (i) Buyer shall be entitled to retain, and the Initial Purchase Price and the Purchase Price shall be decreased by, an amount equal to the CON Holdback Amount multiplied by a fraction, the numerator of which is the EBITDA for each such Connecticut Retained Facility, as set forth on Schedule C hereto, and the denominator of which is the aggregate amount of EBITDA for all Connecticut Retained Facilities, as set forth on Schedule C hereto, (ii) the Staffing Agreement shall terminate with respect to each such Connecticut Retained Facility and (iii) Seller shall be entitled to retain the amount contained in the Lockbox Account that arises out of or relates to each such Connecticut Retained Facility. Notwithstanding anything to the contrary in the Stock Purchase Agreement, Seller’s continued ownership and operation of the Connecticut Retained Facility shall not constitute a violation of Section 5.11 of the Stock Purchase Agreement
     If CON approval is not obtained for Connecticut Retained Facilities representing at least 75% of the aggregate EBITDA for all Connecticut Retained Facilities, as set forth on Schedule C, on or prior to the nine month anniversary of the Closing Date, then Buyer shall thereafter be entitled to cease pursuing the CON approval for all Connecticut Retained Facilities, upon written notice to Seller, and (i) Buyer shall retain, and the Purchase Price shall be reduced by, the CON

Select Medical Corporation
May 1, 2007

Holdback Amount, (ii) the Staffing Agreement shall terminate with respect to all of the Connecticut Retained Facilities and (iii) Seller shall be entitled to retain all amounts contained in the Lockbox Account. Notwithstanding anything to the contrary in the Stock Purchase Agreement, Buyer’s continued ownership and operation of the Connecticut Retained Facility shall not constitute a violation of Section 5.11 of the Stock Purchase Agreement.
     In the event of a termination of the Staffing Agreement for any Connecticut Retained Facility pursuant to either of the two immediately preceding paragraphs, (i) such termination shall not become effective until an appropriate transition period (up to 60 days) in which Buyer shall transition management to Seller of such Connecticut Retained Facility with respect to which the Staffing Agreement is being terminated, (ii) Buyer shall transfer to Seller all lease agreements and other assets used primarily in connection with such Connecticut Retained Facility and Seller shall assume all liabilities and agreements arising in the ordinary course of the conduct of such Connecticut Retained Facility between the Closing Date and the date of termination of the Staffing Agreement for such Connecticut Retained Facility pursuant to this paragraph 3 and all lease agreements relating to such Retained Facility, and (iii) all employees at such Connecticut Retained Facility shall be terminated by Buyer upon the effective time of such termination and Seller shall make “at will” offers of employment to such employees (provided that Seller shall reimburse and indemnify Buyer for any severance due to (i) such employees as a result thereof, each in an amount up to the amount that would be due to such employees under the Severance Policy (ignoring any clause in such Severance Policy excluding severance payments in connection with a sale of such Retained Facility) or, if greater, (ii) Douglas Bowie, David DeGumbia, Mark Gombotz or Rocco Urso, pursuant to the letter agreement between Buyer and each of Mr. Bowie, Mr. Gombotz and Mr. Urso dated May 1, 2007, as applicable or, in the case of Mr. DeGumbia, the employment agreement between Buyer and Mr. DeGumbia dated May 1, 2007).
     Buyer and Seller acknowledge and agree that except as specifically provided in this paragraph 3, the CON Holdback Amount shall not be subject to any other right of set-off, nor be subject to any defenses, off-set or recoupment by Buyer in respect of any other right of Buyer or any other amounts that Buyer shall claim to be entitled pursuant to the Stock Purchase Agreement.
     In furtherance of the foregoing, Buyer and Seller agree that, at such time as Seller delivers the Statement to Buyer pursuant to Section 1.6(a)(ii), Seller shall also deliver to Buyer a statement setting forth the amount of (i) the target Net Working Capital attributable to each of the Retained Facilities (for each Retained Facility, the “Retained Target Working Capital”) and (ii) the aggregate amount of the Estimated Net Working Capital attributable to all of the Retained Facilities (the “Retained Estimated Working Capital”), together with work papers supporting the calculation of such amounts. The allocation of Target Working Capital and Estimated Working Capital among the Going Clinics and the Retained Facilities shall be subject to review, dispute and resolution pursuant to Section 1.6(a)(iii)-(v) of the Stock Purchase Agreement as if such matters were part of the Statement. The amount of the Estimated Net Working Capital less the

Select Medical Corporation
May 1, 2007

amount of the Retained Estimated Working Capital shall hereinafter be referred to as the “Going Estimated Working Capital”), and the amount of the Target Net Working Capital less the sum of the Retained Target Working Capital of all Retained Facilities shall be referred to as the “Going Target Working Capital.”
     Notwithstanding anything to the contrary in Section 1.6 of the Stock Purchase Agreement, for purposes of calculating the Net Working Capital Adjustment Amount, (i) the amount of the Actual Working Capital shall exclude Net Working Capital of all Retained Facilities and (ii) all references in such calculation to the Estimated Net Working Capital shall be replaced with the Going Estimated Working Capital.
     In addition, within sixty (60) days following the last to occur of (i) the transfer to Buyer of all Retained Facilities, or (ii) the termination of the Staffing Agreement and, in the case of the DC Retained Facility, the DC Management Agreement with respect to all Retained Facilities (other than those transferred to Buyer), Seller shall deliver to Buyer a statement setting forth, with respect to each Retained Facility transferred to Buyer, the Net Working Capital of such Retained Facility as of the date of transfer of such Retained Facility to Buyer (the “Actual Retained Facility Working Capital”). Such statement shall also set forth, with respect to each Retained Facility transferred to Buyer, the difference, if any, determined by subtracting the Retained Target Working Capital from the Actual Retained Facility Working Capital (with respect to each Retained Facility, the “Retained Facility Adjustment Amount”, it being understood that the Retained Facility Adjustment Amount may result in a positive or negative number). For purposes of calculating the Net Retained Facility Adjustment Amount to be paid to Buyer or Seller as provided below, the Retained Facility Adjustment Amount shall include interest thereon at the Interest Rate from the closing date of the sale of such Retained Facility to Buyer pursuant to this paragraph 3 to the date of payment of the Net Retained Facility Adjustment Amount referred to below, it being understood that if the Retained Facility Adjustment Amount is a positive number, the amount of interest shall be added to such Retained Facility Adjustment Amount, and if such Retained Facility Adjustment Amount is a negative number, the amount of interest shall be subtracted from such Retained Facility Adjustment Amount (making it further negative). The sum of all of the positive Retained Facility Adjustment Amounts, less the sum of all negative Retained Facility Adjustment Amounts is referred to herein as the “Net Retained Facility Adjustment Amount”, it being understood that the Net Retained Facility Adjustment Amount may be a positive or negative number. Buyer shall have the right to review and dispute the statement delivered pursuant to this paragraph in accordance with the provisions of Section 1.6(a)(iii)-(v) of the Stock Purchase Agreement as if such statement were the Statement. Subject to such review and dispute, (i) Buyer shall pay to Seller the amount of any positive Net Retained Facility Adjustment Amount and (ii) Seller shall pay to Buyer the amount of any negative Net Retained Facility Adjustment Amount, in either case, within ten (10) Business Days following the date such statement becomes final and binding in accordance with Section 1.6(a) (as if such statement were the Statement). Contemporaneously with its delivery to Buyer of such statement, Seller shall also deliver to Buyer a copy of the work

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papers prepared in connection with the statement’s preparation. The statement shall be prepared in accordance with the Accounting Principles. Buyer shall provide Seller and its representatives reasonable access, during normal business hours of Buyer, to all personnel, books and records of the Division as reasonably requested by Seller to assist it in its preparation of the statement. In addition, at the time Buyer or Seller makes payment of the positive or negative Net Retained Facility Adjustment Amount, (a) Seller shall pay to Buyer the excess, if any, of the Going Target Working Capital over the Going Estimated Working Capital, or Buyer shall pay to Seller the excess, if any, of the Going Estimated Working Capital over the Going Target Working Capital, and (b) Buyer shall repay to Seller any reduction to the Initial Purchase Price made pursuant to Section 1.2(vi) of the Stock Purchase Agreement or Seller shall repay to Buyer any increase to the Initial Purchase Price made pursuant to Section 1.2(v) of the Stock Purchase Agreement (any such payment by Buyer or Seller, the “Equalization Payment”). The Equalization Payment shall be netted against the Retained Facility Adjustment Amount to determine the net amount due by Buyer or Seller, as the case may be.
     The provisions of Section 6.4 of the Stock Purchase Agreement shall apply to the sale of each Retained Facility to Buyer as if the Closing Date were the closing date of such Retained Facility pursuant to this paragraph 3 and references to “Division” and “Division Entity” were references to such Retained Facility.
     Buyer and Seller acknowledge and agree that the failure to obtain the CON approval or determination that CON approval is not required for the transfer of ownership and control of the facilities listed in Schedule C attached hereto shall not constitute a breach or violation of any representation, warranty or covenant contained in the Stock Purchase Agreement or a non-fulfillment of any condition to Closing set forth in Articles VII through IX of the Stock Purchase Agreement.
          4. Partnerships.
     Notwithstanding anything to the contrary in the Stock Purchase Agreement or the Disclosure Letter, prior to Closing Seller has caused each of the entities listed in Schedule D to be owned 100% by HealthSouth Holdings, Inc. or another Division Entity and Seller shall have taken all actions necessary or appropriate to have either (i) caused any equity interests in such entities not owned by Seller or its Subsidiaries to be purchased or otherwise acquired by HealthSouth Holdings, Inc. or another Division Entity or (ii) merged another entity with and into each such entity and cashed out the minority limited partners or otherwise restructured such entities so as to eliminate the equity interests not previously owned HealthSouth Holdings, Inc. or another Division Entity.
          5. Chiropractor Facilities
     Notwithstanding anything to the contrary in the Stock Purchase Agreement or the Disclosure Letter, Buyer and Seller agree that the facilities listed in Schedule E attached hereto

Select Medical Corporation
May 1, 2007

shall be treated for all purposes of the Stock Purchase Agreement as a Staying Clinics within the meaning of Section 2.4(b) of the Stock Purchase Agreement and paragraph 3 of Section 2.4(b) of the Disclosure Letter and Buyer shall acquire no right, interest or title in or to such facilities. Prior to Closing, Seller shall take all actions necessary as to cause all equity interests in and to, and all liabilities arising out of or related to, the facilities listed in Schedule E attached hereto to be transferred to and assumed by Seller or a Subsidiary of Seller, other than a Division Entity. The employees of Seller and its Subsidiaries who are employed at such facilities shall remain employees of Seller or its Subsidiaries at Closing and shall not be treated as Division Offerees.
     Buyer and Seller acknowledge and agree that the failure of the facilities listed in Schedule E hereto to be included as Going Clinics shall not constitute a breach or violation of any representation, warranty or covenant contained in the Stock Purchase Agreement or a non-fulfillment of any condition to Closing set forth in Articles VII through IX of the Stock Purchase Agreement, nor shall there be any adjustment to the Purchase Price in respect thereof.
     Except as may be modified by this Letter Agreement, all of the terms, covenants, agreements, conditions and other provisions of the Stock Purchase Agreement, in each case as in effect on the date hereof, shall remain in full force and effect in accordance with their respective terms.
     This Letter Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of law thereof (to the extent that the application of the laws of another jurisdiction would be required thereby).
     This Letter Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, and shall become effective upon its execution by Seller and Buyer.
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     Kindly acknowledge Buyer’s agreement with the foregoing by executing this Letter Agreement in the space provided below.

Very truly yours, HEALTHSOUTH CORPORATION
By:	/s/ John P. Whittington
	Name:	John P. Whittington
	Title:	Secretary

ACKNOWLEDGED AND AGREED:
SELECT MEDICAL CORPORATION

By:	/s/ Michael E. Tarvin
	Name:	Michael E. Tarvin
	Title:	Executive Vice President